Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of FiscalNote Holdings, Inc. of our reports dated March 24, 2026, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) of FiscalNote Holdings, Inc., appearing in the Annual Report on Form 10-K of FiscalNote Holdings, Inc. for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

RSM US LLP

McLean, Virginia

August 14, 2026